                                                                      EXHIBIT 21




                                  SUBSIDIARIES


      The Company's active subsidiaries at March 23, 1998 were as follows:

      1.   NBase Communications, Inc., a Maryland corporation.
      2.   NBase Communications, Ltd., an Israeli corporation.
      3.   NBase UK Ltd., a United Kingdom corporation.
      4.   NBase Europe, GMBH, a German corporation.
      5.   NBase Fibronics, Limited, an Israeli corporation.
      6.   EDSLANSRL, an Italian corporation.
      7.   NBase Xyplex, Inc., a Delaware corporation.
      8.   Xyplex, Inc., a Massachusetts corporation (d/b/a Xyplex Networks).
      9.   Netsoft Solutions Ltd., a French corporation.